UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

CAPELLA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-175188	20-2767829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Corporate Centre Drive, Suite 200 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 764-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On December 31, 2014, Capella Healthcare, Inc. (the “Company”) entered into a Credit Agreement (the “Term Loan Credit Agreement”), by and among the Company, as borrower, Capella Holdings, Inc., as a guarantor, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and certain other lenders from time to time party thereto.

The Term Loan Credit Agreement establishes a new senior secured term loan facility consisting of a $100,000,000 seven-year term loan (the “Term Loan Facility”). The per annum interest rates applicable to borrowings under the Term Loan Facility are periodically determined at the Company’s election as either (a) the LIBO Rate (as defined in the Term Loan Credit Agreement) plus 4.25% or (b) the Base Rate (as defined in the Term Loan Credit Agreement) plus 3.25%.

The Term Loan Facility is to be repaid in equal quarterly principal payments of $250,000, with the balance to be paid at maturity. The maturity date applicable to borrowings under the Term Loan Facility is the earlier to occur of (a) December 31, 2021, and (b) February 16, 2017, if, as of such date, the Company’s 9 1/4% Senior Unsecured Notes have not been refinanced in full with certain permitted debt. The Term Loan Facility is generally subject to mandatory prepayment in amounts equal to: (a) 100% of the net cash proceeds received from certain asset sales (including insurance recoveries and condemnation events), subject to reinvestment provisions and customary exceptions; (b) 100% of the net cash proceeds from the issuance of new debt (other than certain permitted debt); and (c) 50% of the Company’s Excess Cash Flow (as defined in the Term Loan Credit Agreement), with step-downs to (i) 25% and (ii) 0% based on the Secured Net Leverage Ratio (as defined in the Term Loan Credit Agreement).

The Company’s obligations under the Term Loan Facility are unconditionally guaranteed by all of the Company’s material domestic wholly-owned subsidiaries (other than captive insurance subsidiaries, unrestricted subsidiaries, and certain other subsidiaries identified as excluded subsidiaries in the Term Loan Credit Agreement), provided that a guarantor subsidiary may be released if certain conditions are met. The Company’s obligations under the Term Loan Facility are secured by a substantial portion of its assets as well as the assets of its subsidiaries. The Term Loan Credit Agreement contains other terms and conditions that are customary in agreements used in connection with similar transactions.

The proceeds of the Term Loan Facility primarily were used to finance the December 31, 2014 acquisition of a controlling ownership interest in Carolina Pines Regional Medical Center, a 116-bed acute care facility located in Hartsville, South Carolina through the acquisition of all of the equity interests in Hartsville Medical Group, LLC and substantially all of the equity interests in Hartsville, LLC (formerly Hartsville HMA, LLC), each a South Carolina limited liability company. The remaining proceeds of the Term Loan Facility will be used to pay down drawn amounts under the ABL Agreement (as defined below) and for other lawful corporate purposes.

The foregoing summary of the Term Loan Credit Agreement and the Term Loan Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Term Loan Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

ABL Agreement

On December 31, 2014, the Company also entered into an Amended and Restated Loan Agreement (the “ABL Agreement”), by and among the Company, the borrowing subsidiaries signatory thereto, the guarantying subsidiaries signatory thereto, the lenders party thereto, and Bank of America, N.A., as agent for the lenders (“ABL Agent”). The ABL Agreement amends, restates, and replaces in its entirety that certain $100,000,000 Loan and Security Agreement, dated as of June 28, 2010 (as previously amended, the “Prior ABL Agreement”), by and among the Company and certain borrowing subsidiaries as borrowers, certain guarantying subsidiaries as guarantors, certain financial institutions party thereto from time to time as lenders, and Bank of America, N.A., as agent for the lenders.

The ABL Agreement amends and restates the Prior ABL Agreement to, among other things, change the maturity date of the revolving credit commitments under the ABL Agreement from December 29, 2014 to the earlier to occur of (a) June 3, 2019, (b) November 16, 2016, if, as of such date, (i) Company’s 9 1/4% Senior Unsecured Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019) and (ii) the Term Loan Facility has not been repaid in full or the maturity date has not been extended to a date that is no earlier than September 3, 2019, and (c) April 1, 2017 if, as of such date, the Company’s 9 1/4% Senior Unsecured Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019). The ABL Agreement contains other terms and conditions that are substantially similar to those of the Prior ABL Agreement, the material terms and conditions of which have been previously disclosed in filings by the Company with the Securities and Exchange Commission.

The foregoing summary of the ABL Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the ABL Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capella Healthcare, Inc.

By:	/s/ Denise W. Warren
Denise W. Warren
Executive Vice President, Chief Financial Officer and Treasurer

Date: January 7, 2015